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                                                                   EXHIBIT 10.23

January 14, 2002


Mr. Bernard Harguindeguy



Dear Bernard:

        On behalf of Critical Path, Inc. (the "Company"), I am pleased to offer you the position of Executive Vice President, Chief Marketing Officer. The terms of your new position with the Company are as set forth below:

        1.      POSITION.

                a. You will be Executive Vice President, Chief Marketing Officer, reporting to William E. McGlashan, Jr., Vice Chairman and Chief Executive Officer. Mr. McGlashan will be responsible for your annual review and compensation. You will have a matrix reporting relationship with Pierre Van Beneden, President, relative to certain Marketing initiatives that will require your expertise. You will be working out of the Company's offices in San Francisco, CA.

                b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company.

        2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on Tuesday, January 22, 2002. On your first day, your orientation will take place at 9:15 am at 532 Folsom Street in San Francisco. Please bring your employment eligibility documents with you.

        3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. A list of acceptable documents is available for your reference.

        4. COMPENSATION.

                a. BASE SALARY. You will be paid a monthly salary of $25,000.00, which is equivalent to $300,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll.

                b. ADDITIONAL COMPENSATION. You will be eligible to participate in the Company's Executive Incentive Compensation Program. Your incentive earnings will be based 50% on EBITDA attainment and 50% on MBO's to be mutually agreed upon between yourself and Mr. McGlashan. The amount of incentive earnings is $300,000.00 annually.

                c. SIGNING BONUS. Upon signing your employment agreement, the Company will provide you with a signing bonus in the amount of $100,000.00.


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PRIVATE & CONFIDENTIAL                            CRITICAL PATH, INC.


                d. SEVERANCE PERIOD. In the event your employment is terminated without cause, you will receive one year compensation in the amount of $300,000.00 as severance pay.

                e. COMMUTING EXPENSE REIMBURSEMENT. The Company will reimburse you for car lease expenses, mileage and parking expenses associated with your commute to/from your home and the San Francisco office.

                f. REVIEW. Your base salary generally will be reviewed annually every January as part of the Company's salary review process. However, nothing in this provision changes the at-will nature of the employment relationship.

                g. PAID TIME OFF. You will receive 18 paid days off per year for the first five years of service. This Paid Time Off will accrue at the rate of 12 hours per month.

        5. STOCK OPTIONS. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 1,250,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest over four years, with 25% vesting on your one year anniversary with Critical Path. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the applicable Company Stock Option Plan and the Stock Option Agreement between you and the Company. Your stock option agreement will provide for acceleration of your options upon the following circumstance: If you are terminated without cause or by constructive discharge following a change of control, 100% of your then unvested shares will automatically vest. If you resign or are terminated for any reason before your one year anniversary, the Company will accelerate vesting on 25% of the above mentioned options. Additionally, the Company will recommend that the Board of Directors grant you an option to purchase 250,000 options if you meet specific first year objectives which will be mutually agreed upon between Mr. McGlashan and you.

        6. BENEFITS. The Company will provide you and your eligible dependents with generous Medical, Dental, and Vision benefits. You will also receive Short-term Disability, Long-term Disability, and Life Insurance. In addition, the Company offers employees the opportunity to participate in its Flexible Spending Account, Employee Assistance Program, 401(k), and Employee Stock Purchase Plans. A complete overview of benefits will be presented to you on your start date.

        7. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company's Proprietary Information and Inventions Agreement ("Proprietary Agreement"), a copy of which has been provided to you with this offer letter.

        8. AT-WILL EMPLOYMENT. Notwithstanding the Company's obligation described herein, your employment with the Company will be on an "at-will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

        9. DISPUTE RESOLUTION PROCEDURE. You and the Company ("the parties") agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, that cannot be resolved through the Company's informal grievance procedure, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy. The following dispute resolution shall apply:

                (a) The complainant shall provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

                (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the parties.

                (c) If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.


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PRIVATE & CONFIDENTIAL                            CRITICAL PATH, INC.


                (d) The arbitrator shall have the authority to determine whether the conduct complained of in section (a) of this section violates the complainant's rights and, if so, to grant any relief authorized by law; subject the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties, or change any lawful policy or benefit plan.

                (e) Critical Path, Inc. shall bear the costs of the arbitration if you prevail. If Critical Path, Inc. prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorneys fees, unless the arbitrator orders otherwise pursuant to applicable law.

                (f) ARBITRATION SHALL BE THE EXCLUSIVE FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PARTIES, SUCH AS DISPUTES INVOLVING CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT ACT), WRONGFUL TERMINATION, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, PHYSICAL OR MENTAL HARM OR DISTRESS OR ANY OTHER DISPUTES, AND THE PARTIES AGREE THAT NO DISPUTE SHALL BE SUBMITTED TO ARBITRATION WHERE THE COMPLAINANT HAS NOT COMPLIED WITH THE PRELIMINARY STEPS PROVIDED FOR IN SECTIONS (a) AND (b) ABOVE.

                (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction regarding or related to inventions that you may claim to have developed prior to joining the company, pursuant to California Labor Code Section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

        10. OFFER CONDITIONS. This offer is null and void if not accepted or declined by January 16, 2002. This offer is also contingent upon receiving the successful results of our independent verification of your application.

        We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and FAX IT TO HR AT (415) 808-8797, along with a signed and dated copy of the Proprietary Agreement. This letter, together with the Proprietary Agreement constitutes the full, complete and exclusive agreement between you and the company regarding the matters herein and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


ACCEPTED AND AGREED:                        CRITICAL PATH, INC.


Name:                                       By:     /s/ William McGlashan
     ---------------------------------         ---------------------------------
                                                 William E. McGlashan, Jr.
      /s/ Bernard Harguindeguy                   Vice Chairman and CEO
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Signature                        Date



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